JOINDER AGREEMENT

Dated as of February 14, 2017

WHEREAS, WEX Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and certain holders of its common stock, par value $0.01 (the “Company Common Stock”), are parties to the Investor Rights Agreement dated as of July 1, 2016 (the “Agreement”);

WHEREAS, capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement;

WHEREAS, pursuant to an agreement on the date herewith, Mustang HoldCo II LLC, an Affiliate of Warburg Pincus LLC and a Delaware limited liability company (the “New Stockholder”), received, as a Permitted Transferee, a Transfer of 3,850,810 shares of Company Common Stock (the “Transferred Shares”) that were previously held by Mustang HoldCo 1 LLC, a Delaware limited liability company; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the New Stockholder agrees as follows:

The New Stockholder acknowledges that it is receiving the Transferred Shares subject to the terms and conditions of the Agreement.

Without limiting the generality of the foregoing, in accordance with Section 3.01(a) of the Agreement, the New Stockholder agrees to be bound by Sections 3.01 and 3.03 of the

Agreement (to the extent applicable to the New Stockholder under the terms of the

Agreement) and makes the representations and warranties set forth in Section 4.01 of the

Agreement as if such New Stockholder were a Holder.

By its execution of this Joinder, the New Stockholder hereby becomes a party to the Agreement and agrees that it will be bound by, subject to and entitled to the benefits of, all of the terms and conditions of the Agreement as if it had originally been named as a Holder and WP. Execution and delivery of this Joinder by the New Stockholder shall also constitute execution and delivery by it of the Agreement, without further action of any party.

IN WITNESS WHEREOF, the New Stockholder has executed this Joinder as of the date first above written.

NEW STOCKHOLDER
MUSTANG HOLDCO II LLC
By: /s/ Stephanie Geveda Name: Stephanie Geveda Title: Authorized Signatory

Accepted and agreed to as of
the date first above written:

WEX INC.
By: /s/ Hilary Rapkin Name: Hilary Rapkin Title: Senior Vice President, General Counsel